AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment (“Amendment”) is made this 24th day of April, 2019, by and between Neuberger Berman Advisers Management Trust (the “Trust”), Neuberger Berman Investment Advisers LLC (“NBIA”) (formerly, Neuberger Berman Management LLC (“NBM”)), a Delaware limited liability company, and TIAA-CREF Life Insurance Company (the “Company”) a New York Insurance Company.

WITNESSETH:

WHEREAS, the Trust, NBM and the Company entered into a Fund Participation Agreement dated February 13, 2006, as amended (the “Agreement”); and

WHEREAS, the parties to the Agreement have determined to amend said Agreement to include the funds offered on the Company’s Separate Account VLI-2; and

WHEREAS, effective as of January 1, 2016, NBM’s rights and obligations under the Agreement were transferred to Neuberger Berman Fixed Income LLC (“NBFI”), an affiliate of NBM (the “Transfer”). On the date of the Transfer, NBFI changed its name to Neuberger Berman Investment Advisers LLC (“NBIA”); and

WHEREAS, the parties desire to memorialize the Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:

1.        Appendix A to the Agreement is hereby deleted and replaced with a new Schedule A in the form attached hereto.

2.        Appendix B to the Agreement is hereby deleted and replaced with a new Schedule B in the form attached hereto.

3.        All references to “NBM” or “NB Management” in the Agreement, in its capacity as investment adviser and administrator of the Portfolios of the Trust, are hereby deleted in their entirety and replaced with “NBIA”.

4.        Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

TIAA-CREF Life Insurance Company By: /s/ Todd Sagmoe	Neuberger Berman Advisers Management Trust By: /s/ Brian Kerrane

Name: Todd Sagmoe	Name: Brian Kerrane

Title: VP, Product Management	Title: Vice President

Neuberger Berman Investment Advisers LLC By: /s/ Brian Kerrane

Name: Brian Kerrane

Title: Managing Director

SCHEDULE A

All classes of shares of the Trust, whether now existing or hereinafter created, and not closed to new investors.

SCHEDULE B

EFFECTIVE March [    ], 2019

TO THE

FUND PARTICIPATION AGREEMENT DATED February 13, 2006

The following Separate Accounts and Associated Contracts of TIAA-CREF Life Insurance Company are permitted in accordance with the provisions of the Participation Agreement to invest in the Designated Funds of the                      Trust shown in Schedule B.

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VLI-1

CONTRACT(S):

•	Intelligent Life Variable Universal Life Insurance Policy

•	Intelligent Life Survivorship Variable Universal Life Insurance Policy

•	Intelligent Life Variable Universal Life Insurance 2.0 Policy

•	Intelligent Life Survivorship Variable Universal Life Insurance 2.0 Policy

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VA-1

CONTRACT(S):

•	Intelligent Variable Annuity Contract

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VLI-2

CONTRACT(S):

M Intelligent Variable Universal Life Policy

M Intelligent Survivorship Variable Universal Life Policy